Exhibit 10.2

SHAREHOLDER’S LOAN AGREEMENT

dated as of

December 28, 2020

between

POWER SOLUTIONS INTERNATIONAL, INC.,

as Borrower

and

WEICHAI AMERICA CORP.,

as Lender

This SHAREHOLDER’S LOAN AGREEMENT dated as of December 28, 2020 (this “Loan Agreement”), between POWER SOLUTIONS INTERNATIONAL, INC., a Delaware corporation, as Borrower (the “Borrower”), and WEICHAI AMERICA CORP., an Illinois corporation, as Lender (the “Lender”).

WHEREAS:

I.

The Borrower desires to borrow up to an aggregate principal amount of US$100,000,000 from the Lender for repayment of the Existing Bank Obligations (as defined below) in accordance with the terms and conditions of this Loan Agreement.

II.

The Lender, which owns 51.3% of the total issued shares of capital stock of the Borrower, is willing to make available the Loan (as defined below) to the Borrower in accordance with the terms and conditions of this Loan Agreement.

ARTICLE I

DEFINITIONS

SECTION 1. Defined Terms. As used in this Loan Agreement, the following terms have the meanings specified below:

“Applicable Law” means, as to any Person, all applicable laws binding upon such Person or to which such a Person is subject.

“Borrowing Request” means a request for a Loan in substantially the form attached hereto as Exhibit “A”.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the United States and the laws of China or is a day on which banking institutions in such countries are authorized or required by law to close.

“Credit Agreement” means that certain Credit Agreement dated as of March 27, 2020 (as the same may be further amended, supplemented or otherwise modified, renewed or replaced from time to time), among the Borrower, the lenders party thereto and Standard Chartered Bank, as administrative agent.

“Controlled Account” means that certain deposit account of the Borrower at Wells Fargo Bank, National Association with account number XXXXXXXXX.

“Dollar” and “$” mean lawful money of the United States.

“Event of Default” has the meaning ascribed to such term in Section 5 of this Loan Agreement.

“Existing Bank Obligations” means all “Obligations” (as defined in the Credit Agreement), including, for the avoidance of doubt, any loans, advances, liabilities and obligations owed by the Borrower to the lenders under the Credit Agreement.

“Facility Amount” has the meaning ascribed to such term in Section 2.1.1. of this Loan Agreement.

“LIBOR” means the offered rate per annum for deposits of Dollars that appears on Reuters Screen LIBOR Page as of 11:00 A.M. (London, England time) one (1) Business Day prior to the first date of the period for which an interest rate is to be determined.

“Loan” means a loan by the Lender to the Borrower under this Loan Agreement.

“Loan Documents” means this Loan Agreement and any other agreements, instruments or documents executed in connection herewith.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or financial condition of the Borrower, or (ii) the ability of the Borrower to repay the Loan or otherwise perform its obligations under the Loan Documents.

“Maturity Date” means April 30th, 2021.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Standard Chartered Bank” mean Standard Chartered Bank, in its capacity as administrative agent under the Credit Agreement.

ARTICLE II

LOANS AND BORROWINGS

SECTION 2.1. Loans and Purpose.

2.1.1.

At the request of the Borrower, the Lender has established, as of the date hereof, a loan facility in favor of the Borrower in accordance with the terms and conditions of this Loan Agreement with a maximum principal amount at any one time outstanding up to One Hundred Million Dollars (US$100,000,000) (the “Facility Amount”); provided, however, that no provision of this Loan Agreement shall be deemed to require the Lender to advance any Loan to the Borrower at any time. At any time that the Borrower desires the Lender to advance a Loan hereunder, the Borrower may request the same, and such Loan may be made in the Lender’s sole discretion.

2.1.2. Purpose. All Loan proceeds shall be used solely for repayment of the Existing Bank Obligations, unless specifically consented to the contrary by the Lender in writing.

SECTION 2.2. Borrowing Requests.

2.2.1. Borrowing Request. The Borrower shall notify the Lender in writing for each Loan five (5) Business Days in advance. Each such notice shall be in the form of Borrowing Request, appropriately completed and signed by an authorized officer of the Borrower.

2.2.2. Content of Borrowing Requests. Each Borrowing Request for a Loan pursuant to this Section shall specify the following information in substantially the form of “Exhibit A” hereto: (i) the aggregate amount of the requested Loan; (ii) the date of such Loan (which shall be a Business Day); (iii) the location and number of the Borrower’s account to which funds are to be disbursed; and (iv) any other information as the Lender may request from time to time. The Lender shall assess each Borrowing Request and decide whether or not to approve such Borrowing Request. If a Borrowing Request is approved, the Lender shall make the amount of the Loan available to the Borrower on the proposed date thereof. If a Borrowing Request is not approved, the Lender shall notify the Borrower within 3 Business Days after receipt of the applicable Borrowing Request. Notwithstanding anything to the contrary contained herein, the proceeds of any Loan made in accordance with the terms hereof shall only be funded to the Controlled Account.

2.2.3.	The Borrower may draw down the Loan in one lump sum or in installments, upon the Lender’s approval of the Borrowing Request; provided, however, that:

(a)	the aggregate principal amount drawn under this Loan Agreement shall not exceed the Facility Amount;

(b)	if the Borrower elects to borrow an amount less than the Facility Amount, the minimum amount of each Loan shall be $10,000,000 and integral multiples of $10,000,000 in excess thereof; and

(c)	amounts repaid or prepaid may not be reborrowed by the Borrower.

SECTION 2.3. Prepayments. The Borrower may prepay at any time and from time to time, in whole or in part, upon ten (10) Business Days’ prior written notice to the Lender, the outstanding principal balance of the Loan. All prepayments shall include accrued interest on the principal amount being prepaid to the date of prepayment.

SECTION 2.4. Repayment of Loans. The Borrower shall repay to the Lender the aggregate outstanding principal amount of the Loan, together with accrued interest and any other amount owing under this Loan Agreement and the Loan Documents on Maturity Date.

SECTION 2.5. Interest.

2.5.1.

Interest Rates. Each Loan shall bear interest from the date of drawdown at a rate per annum equal to the applicable LIBOR as at the date of drawdown, plus 3.5% per annum. If the applicable LIBOR is negative, the interest rate per annum shall be deemed as 3.5% per annum. Interest shall be calculated on the basis of actual number of days elapsed over a year of 365 days.

2.5.2.

Payment Dates. Accrued and unpaid interest shall be payable on the Maturity Date. In the event of prepayment, interest accrued from the principal to be prepaid shall be payable on the day of such prepayment.

SECTION 2.6. Expenses. The Borrower shall pay all reasonable costs and expenses incurred by the Lender in connection with the negotiation, drafting, filing, registration, or recording of this Loan Agreement.

SECTION 2.7. Obligation. The Borrower hereby unconditionally promises to pay to the Lender, in Dollars in immediately available funds, all principal, interest and other amounts owing under this Loan Agreement when such amounts are due and payable hereunder, without counterclaim, deduction, setoff or other reduction for any reason.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

SECTION 3.1. Existence, Qualification and Power. The Borrower (a) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Loan Agreement.

SECTION 3.2. Authorization; No Contravention. The execution and delivery and performance by the Borrower of this Loan Agreement and the Loan Documents have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene any provisions of any Applicable Law to which it or any of its assets or revenues are subject; or (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any material agreement or other instrument to which it is a party; or (iii) result in the creation or imposition of or oblige it to create any security interest other than as permitted under the terms of this Loan Agreement on any of its undertaking, assets, rights or revenues.

SECTION 3.3. Enforceability. This Loan Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Applicable Laws affecting creditors’ rights generally and by general principles of equity.

SECTION 3.4. No Material Adverse Effect; No Default. The Borrower is not in default under or with respect to any contractual obligation that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Loan Agreement.

SECTION 3.5. Litigation. There is no legal action or proceeding pending or, to the knowledge of the Borrower, threatened, against the Borrower, before any court or administrative agency which would reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

AFFIRMATIVE COVENANTS

SECTION 4. Affirmative Covenants. The Borrower covenants and agrees with the Lender that, so long as this Loan Agreement shall remain in effect or the principal of or interest on the Loan or any other amount payable in connection herewith shall be unpaid, unless the Lender otherwise consents in writing, the Borrower shall:

(a)	provide to the Lender within thirty (30) days of the end of each calendar month with monthly financial statements for such month; and

(b)

furnish the Lender prompt written notice upon its becoming aware of the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any governmental authority, against it which would reasonably be expected to result in a Material Adverse Effect or in a material impairment of the ability of the Borrower to perform any of its obligations under this Loan Agreement.

ARTICLE V

EVENTS OF DEFAULT

SECTION 5. Events of Default.

In case of the occurrence of any of the following events (each, an “Event of Default”):

(a)

the Borrower defaults in the payment of(i) when due, any principal of the Loan, whether at maturity, by acceleration or otherwise and (ii) within three (3) Business Days when due, any interest on the Loan, whether at maturity, by acceleration or otherwise;

(b)

any representation or warranty made or deemed made by the Borrower hereunder is false or misleading in any material respect as of the time made or deemed made or furnished, which is not remedied within thirty (30) days after the Lender has notified the Borrower in writing of the same;

(c)

the Borrower defaults in the performance or observance of any other covenant or agreement under this Loan Agreement and such default continues for a period of thirty (30) days after written notice from the Lender;

(d)	the Borrower passes a resolution to dissolve, wind-up or liquidate itself;

(e)

any case, proceeding or other action against the Borrower is commenced seeking an order for relief against it as debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its Debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of an order for relief against it that is not fully stayed or dismissed within sixty (60) days after the entry thereof; or

(f)

the Borrower generally fails to pay its debts as they become due or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors; or the Borrower commences any case, proceeding or other action seeking an order for relief on its behalf as debtor or adjudicating it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or the Borrower takes any corporate action to authorize or in contemplation of any of the actions set forth above in this paragraph (f).

Then, and in every such event, the Lender shall in addition to all other rights and remedies available to it be entitled by written (including facsimile) notice to the Borrower to terminate this Loan Agreement and to declare any outstanding principal of and all accrued and unpaid interest accrued on the Loan and all other liabilities accrued hereunder to be forthwith due and payable, and the same shall thereupon become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1. Governing Law. This Loan Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. Each party hereto irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any proceedings in the courts of Illinois and any claim that any such proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgement in any proceedings brought in the State courts of Illinois shall be conclusive and binding upon the relative party and may be enforced in the courts of any other jurisdiction, in each case to the fullest extent permitted by Applicable Law.

SECTION 6.2. Entire Agreement; Amendments; Invalidity. This Loan Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties, and supersede and replace in their entirety any prior discussions, agreements, etc., all of which are merged herein and therein. None of the terms of this Loan Agreement or any of the other Loan Documents may be amended or otherwise modified except by an instrument executed by each of the Borrower, the Lender and Standard Chartered Bank. If any provision or part of a provision of this Loan Agreement or its application to either party, shall be, or be found by any authority of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Loan Agreement, all of which shall remain in full force and effect.

SECTION 6.3. No Third Party Beneficiary. This Loan Agreement shall not be construed so as to confer any right or benefit upon any person or entity other than the parties to this Loan Agreement and their respective successors and assigns; provided that, notwithstanding the foregoing, Standard Chartered Bank shall be an express third party beneficiary of Section 6.2 hereof.

SECTION 6.4. Indemnification; Expenses.

(a) The Borrower shall indemnify the Lender, and its directors, officers, employees, and agents (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of or as a result of (i) the Lender being party to this Loan Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(b) The Borrower agrees to pay to the Lender, within thirty (30) days after written demand (which shall include reasonable documentation), any and all reasonable costs, expenses, and fees incurred by the Lender including, without limitation, the reasonable fees, charges and disbursements of counsel for the Lender in connection with the collection, enforcement, preservation or protection of its rights in connection with this Loan Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made. Notwithstanding anything to the contrary herein, payments in respect of amounts claimed by the Lender under this Section 6.4 shall be due and payable on the Maturity Date.

SECTION 6.5. Notice. All notices or communications required to be given under this Loan Agreement shall be in writing an shall be served personally, sent by email, or delivered by overnight courier service to the addresses set forth below:

To the Borrower:

Address: Power Solutions International, Inc.

201 Mittel Dr., Wood Dale, IL 60191

Attention: Chief Financial Officer

Email address: don.klein@psiengines.com

To the Lender:

Address: Weichai America Corp.

3100 Golf Road, Rolling Meadows, IL 60008

Attention: Sidong Shao

Email address: Sidong.Shao@weichaiamerica.com

SECTION 6.6. Headings. The headings of the sections of this Loan Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Loan Agreement.

SECTION 6.7. Counterparts. This Loan Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to be as effective as an original signature page delivered manually.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

POWER SOLUTIONS INTERNATIONAL, INC., as Borrower

By	/s/ John P. Miller
Name: John P. Miller Title: CEO

WEICHAI AMERICA CORP., as Lender

By	/s/ Shao Sidong
Name: Shao, Sidong Title: President

EXHIBIT “A”

BORROWING REQUEST

The undersigned, being a duly elected and acting authorized officer of POWER SOLUTIONS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), does hereby request that the Lender make a Loan, in the aggregate amount of $            on                    , 20    , the proceeds of which shall be transferred to Controlled Account as follows:

Account Name: Power Solutions International, Inc.

Bank Name: Wells Fargo Bank, National Association

Bank Address:

Attention:

Telephone:

Account Number: 4128970167

ABA Number:

In support of this Borrowing Request, the Borrower hereby certifies to Weichai America Corp., an Illinois corporation (the “Lender”), in connection with the SHAREHOLDER’S LOAN AGREEMENT, dated as of December 28, 2020 between the Borrower and the Lender (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1. Each of the representations and warranties of the Borrower contained in the Loan Agreement and the Loan Documents are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of the date the Loan is made (other than any such representations or warranties that, by their terms, refer to a date other than such dates in which case such representations and warranties were true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of such earlier date); and

2. At the time of, and immediately after giving effect to, such Loan, no Event of Default or event or condition which upon notice, lapse of time or both would constitute an Event of Default, has occurred and is continuing.

Dated:                    , 202

BORROWER:

POWER SOLUTIONS INTERNATIONAL, INC.

By:
Name:
Title:	CEO
By:
Name:
Title:	CFO